AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange ("Agreement"), dated as of April 24 2007, is made by and among and Easy Groups Limited , formerly known as China Ethanol , a publicly-held Nevada corporation, ("ESYL") and Fullco Industrial Limited, a holding company incorporated under the laws of Hong Kong ("HK") ("Fullco" and each of the Persons listed on Exhibit B hereto (collectively, the "Fullco Shareholders", and individually an "Fullco Shareholder").

BACKGROUND

The Fullco Shareholders have agreed to transfer to ESYL, and ESYL has agreed to acquire from the Fullco Shareholders, all of the Fullco Shares, which Fullco Shares constitute 100% of the outstanding capital stock of the Fullco, in exchange for 90,000,000 shares of ESYL's Common Stock to be issued to the Fullco Shareholders and their consultants on the Closing Date ("ESYL's Shares"), which ESYL's Shares shall constitute approximately 87% of the issued and outstanding shares of ESYL's Common Stock immediately after the closing of the transactions contemplated herein, in each case, on the terms and conditions as set forth herein.

The Fullco operates, controls and beneficially owns Xi'an Landway, a Nanotechnology business in China through a series of contractual arrangements with Xi'an Landway Bionanometer Technology Joint-stock Co, Ltd. (" Xi'an Landway "), a joint stock limited company formed under the laws of the PRC. Through these contractual arrangements, the Fullco has the right to advise, consult, manage and operate Xi'an Landway, and collect and own all of its revenues and net profits. In addition, the Fullco, Xi'an Landway and the Xi'an Landway shareholders have entered into a series of agreements under which voting control over the outstanding shares of Xi'an Landway will be vested in the Fullco and the board of directors of the Fullco, including a Consulting Services Agreement, Operating Agreement, Equity Pledge Agreement, Option Agreement, and a Proxy Agreement . Prior to closing of the exchange transaction, Xi'an Landway and the Xi'an Landway shareholders will grant the Fullco the exclusive right and option to acquire all of the shares of Xi'an Landway or all of the assets of Xi'an Landway (" Option Agreement "). Collectively, the Consulting Services Agreement, Operating Agreement, Equity Pledge Agreement, Option Agreement, and a Proxy Agreement are referred to herein as the "Restructuring Agreements."

In connection with the execution of the Exchange Agreement, ESYL, the Fullco and Xi'an Landway are entering into a Guarantee and Assumption Agreement (" Guarantee Agreement "), under which the Fullco and Xi'an Landway shall agree to be jointly and severally liable with the Fullco and the Fullco Shareholders for each

and every obligation and liability of the Fullco and the Fullco Shareholders under the Exchange Agreement as if it were a party to the Exchange Agreement.

Upon the closing of the exchange transaction, ESYL intends to file a Current Report on Form 8-K announcing the closing of the exchange transaction and will include appropriate disclosures required with respect to the Restructuring Agreements, with each of the foregoing agreements being included as Exhibits in such Current Report, in addition to other applicable required disclosures and (within sixty days thereafter) filing an amended Form 8-K/A in compliance with Regulation S-X containing the required audited Pro-forma Consolidated Financial Statements _______ and an instructional Proxy Statement of ESYL to vote upon (a) announcing the written consent by the majority of the ESYL Shareholders to the election of nominees of ABC to the Board of Directors of ESYL (thereby satisfying Rule 14f-1 under the 1934 Act), (b) the change in the name and symbol, from ESYL to a name to be selected by the Landway Shareholders, and (c) such other matters as may be required.

ESYL is presently authorized under its Articles of Incorporation to issue up to 250,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock. As of the date of this Report, ESYL has 13,561,100 shares of its common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Under the terms of the Exchange Agreement, all of the outstanding shares of the Fullco will be exchanged for 90,000,000 shares of common stock of ESYL. Accordingly, if the exchange transaction closes ESYL's 13,561,100 shares of currently outstanding common stock would represent approximately 13% of ESYL's total common stock outstanding immediately thereafter. Following completion of the exchange transaction, the Fullco will become a wholly-owned Subsidiary of ESYL.

ESYL's completion of the transactions contemplated under the Exchange Agreement are subject to the satisfaction of certain contingencies including, without limitation, the delivery of U.S. GAAP audited annual, interim reviewed and pro forma financial information of the Fullco (on a consolidated basis with the Fullco and Xi'an Landway) acceptable to ESYL, compliance with regulatory requirements, and the execution of the Restructuring Agreements. Consummation of the exchange transaction is also conditioned upon, among other things, continued quotation of ESYL's common stock on the Pink Sheets.

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SECTION I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 " Accredited Investor " has the meaning set forth in Regulation D under the Securities Act and set forth on Exhibit C.

1.2 " Acquired Companies " means, collectively, the Pullco and he Restructuring Agreements.

1.3 " Affiliate " means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

1.4 " Agreement " means this Agreement and Plan of Share Exchange, including all Schedules and Exhibits hereto, as this Agreement and Plan of Share Exchange may be from time to time amended, modified or supplemented.

1.5 " Approved Plans " means a stock option or similar plan for the benefit of employees or others which has been approved by the stockholders of ESYL.

1.6 " Closing Date " has the meaning set forth in Section 3.

1.7 " Closing ESYL's Shares " means the aggregate number of ESYL's Shares issuable to the Pullco Shareholders at the Closing Date.

1.8 " Code " means the Internal Revenue Code of 1986, as amended.

1.9 " Commission " means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.10 " Covered Persons " means all Persons, other than ESYL, who are parties to indemnification and employment agreements with ESYL existing on or before the Closing Date.

1.11 " Damages " has the meaning set forth in Section 10.3.

1.12 " Distributor " means any underwriter, dealer or other Person who participates, pursuant to a contractual arrangement, in the distribution of the securities

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offered or sold in reliance on Regulation S.

1.13 "Environmental Laws" means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

1.14 "Environmental Permit" means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

1.15 "Equity Security" means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.16 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.17 "Exchange Act" means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.18 "Exchange" has the meaning set forth in Section 2.1.

1.19 "Exhibits" means the several exhibits referred to and identified in this Agreement.

1.20 "GAAP" means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person's past practices.

1.21 "Governmental Authority" means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.22 "Indebtedness" means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

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1.23 " Intellectual Property " means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.24 " Laws " means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.25 " Lien " means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.26 " Material Adverse Effect " means, when used with respect to ESYL's Companies or the Acquired Company Companies, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of ESYL's Companies or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of ESYL or the Fullco, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which ESYL's Companies or the Acquired Companies, as the case may be, operate.

1.27 " Material ESYL Contract " means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of ESYL's Companies, of the type and nature that the ESYL is required to file with the Commission.

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1.28 "Fullco Board" means the Board of Directors of the Fullco.

1.29 "Fullco Common Stock" means the Fullco's common shares, at nominal or par value per share.

1.30 "Fullco Indemnified Party" has the meaning set forth in Section 10.3.

1.31 "Fullco Shares" means the 65,000,000 issued and outstanding ordinary shares of the Fullco.

1.32 "Fullco Subsidiaries" means all of the direct and indirect Subsidiaries of the Fullco, including, without limitation the Restructuring Agreements with Xi'an Landway Bionanometer Technology Joint-stock Co, Ltd. ("Xi'an Landway"), a joint stock limited company formed under the laws of the PRC and shareholders.

1.33 "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.34 "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.35 "Permitted Liens" means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its

business; and (d) Liens that would not have a Material Adverse Effect.

1.36 " Person " means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.37 " PRC " means the People's Republic of China.

1.38 " Proceeding " means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.39 " Regulation S " means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

1.40 " ESYL's Balance Sheet " means the ESYL's audited balance sheet at 2003.

1.41 " ESYL's Board " means the Board of Directors of ESYL.

1.42 " ESYL's Common Stock " means ESYL's common stock, no par value per share.

1.43 " ESYL's Shares " means ESYL's Common Stock being issued to the Fullco Shareholders pursuant hereto.

1.44 " Rule 144 " means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.45 " Schedule 14(f) Filing " means an information statement filed by ESYL on Schedule 14f-1 under the Exchange Act.

1.46 " Schedules " means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.47 " SEC Documents " has the meaning set forth in Section 6.26.

1.48 " Section 4(2) " means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

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1.49 "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.50 "Fullco" means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.51 "Survival Period" has the meaning set forth in Section 10.1.

1.52 "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which ESYL is now or was formerly a member.

1.53 "Tax Return" means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.54 "Taxes" means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and "Tax" means any of the foregoing Taxes.

1.55 "Transaction Documents" means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.56 "U.S. Dollars" or "US $" means the currency of the United States of America.

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1.57 "U.S. Person" has the meaning set forth in Regulation S under the Securities Act and set forth on Exhibit D hereto.

1.58 "U.S." means the United States of America.

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SECTION II
EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1 Share Exchange. At the Closing, each Fullco Shareholder shall transfer to ESYL the number of Fullco Shares set out forth in Exhibit B, and, in consideration therefor, ESYL shall issue to such Fulloo Shareholder the number of shares of ESYL's Common Stock so set forth (the "Exchange"). The total amount of ESYL's Common Stock to be issued shall be as follows: (i) 65,000,000 (Sixty Five Million) shares of common stock to the Fullco Shareholders in the amounts set forth on Exhibit B, and (ii) 25,000,000 (Twenty Five Million) shares of common stock to certain consultants in the amounts and to the individuals and entities set forth on Annex I to be furnished at the Closing.

2.2 Section 368 Reorganization. For U.S. federal income tax purposes, the Exchange is intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

2.3 Directors of ESYL at Closing Date. By the Closing Date the current directors of the ESYL shall appoint Wang Wengeng as a member of ESYL's Board, to replace one resigning board member. All current directors of the ESYL shall resign as directors of ESYL's Board.

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SECTION III
CLOSING DATE

3.1 Closing Date. The closing of the Exchange will occur upon execution of this Agreement on April 24, 2007 or at such later date as all of the closing conditions set forth in Sections 8 and 9 have been satisfied or waived (the "Closing Date").

SECTION IV
REPRESENTATIONS AND WARRANTIES OF FULLCO SHAREHOLDERS

4.1 Generally. Each Fullco Shareholder, severally and not jointly, hereby represents and warrants ESYL:

4.1.1 Authority. Such Fullco Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Fullco Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Fullco Shareholder is a party, and to perform such Fullco Shareholder's obligations under this Agreement and each of the Transaction Documents to which such Fullco Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Fullco Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Fullco Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Fullco Shareholder, this Agreement is, and each of the Transaction Documents to which such Fullco Shareholder is a party have been, duly authorized, executed and delivered by such Fullco Shareholder and constitutes the legal, valid and binding obligation of such Fullco Shareholder, enforceable against such Fullco Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2 No Conflict. Neither the execution or delivery by such Fullco Shareholder of this Agreement or any Transaction Document to which such Fullco Shareholder is a party, nor the consummation or performance by such Fullco Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organization Documents of such Fullco Shareholder (if such Fullco Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Fullco Shareholder is a party or by which the properties or assets of such

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Fullco Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Fullco Shareholder, or any of the properties or assets of such Fullco Shareholder, may be subject.

4.1.3 Ownership of Fullco Shares. Such Fullco Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to ESYL pursuant to this Agreement, such Fullco Shareholder's Fullco Shares free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Fullco Shareholder is a party or by which such Fullco Shareholder or such shareholder's Fullco Shares are bound with respect to the issuance, sale, transfer, voting or registration of such shareholder's Fullco Shares. At the Closing Date, ESYL will acquire good, valid and marketable title to such shareholder's Fullco Shares free and clear of any and all Liens.

4.1.4 Litigation. There is no pending Proceeding against such Fullco Shareholder that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Fullco Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.1.5 No Brokers or Finders. Except as disclosed in Schedule 4.1.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Fullco Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and such Fullco Shareholder will indemnify and hold ESYL harmless against any liability or expense arising out of, or in connection with, any such claim.

4.2 Investment Representations. Each Fullco Shareholder, severally and not jointly, hereby represents and warrants to ESYL:

4.2.1 Acknowledgment. Each Fullco Shareholder understands and agrees that the ESYL Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of ESYL Shares is being effected in reliance upon (a) an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, or (b) Regulation S for offers and sales of securities outside the U.S.

4.2.2 Status. By its execution of this Agreement, each Fullco Shareholder, severally and not jointly, represents and warrants to ESYL as indicated on its signature page to this Agreement, either that:

(a) such Fullco Shareholder is an Accredited Investor; or

(b) such Fullco Shareholder is not a U.S. Person.

Each Fullco Shareholder severally understands that ESYL Shares are being offered and sold to such Fullco Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Fullco Shareholder set forth in this Agreement, in order that ESYL may determine the applicability and availability of the exemptions from registration of ESYL Shares on which ESYL is relying.

4.2.3 Additional Representations and Warranties of Accredited Investors. Each Fullco Shareholder indicating that such Fullco Shareholder is an Accredited Investor on its signature page to this Agreement, severally and not jointly, further makes the representations and warranties to ESYL set forth on Exhibit E.

4.2.4 Additional Representations and Warranties of Non-U.S. Persons. Each Fullco Shareholder indicating that it is not a U.S. person on its signature page to this Agreement, severally and not jointly, further makes the representations and warranties to ESYL set forth on Exhibit F.

4.2.5 Stock Legends. Each Fullco Shareholder hereby agrees with ESYL as follows:

(a) Securities Act Legend - Accredited Investors. The certificates evidencing ESYL Shares issued to those Fullco Shareholders who are Accredited Investors, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE

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REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Securities Act Legend - Non-U.S. Persons. The certificates evidencing ESYL Shares issued to those Fullco Shareholders who are not U.S. Persons, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(c) Other Legends. The certificates representing such ESYL Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

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(d) <u>Opinion</u>. No Fullco Shareholder will transfer any or all of ESYL Shares pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such shareholder's ESYL Shares, without first providing ESYL with an opinion of counsel (which counsel and opinion are reasonably satisfactory to ESYL) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(e) <u>Consent</u>. Each Fullco Shareholder understands and acknowledges that the ESYL may refuse to transfer the ESYL Shares, unless such Fullco Shareholder complies with this Section 4.2.5 and any other restrictions on transferability set forth in <u>Exhibits E</u> and <u>F</u>. Each Fullco Shareholder consents to ESYL making a notation on its records or giving instructions to any transfer agent of the ESL's Common Stock in order to implement the restrictions on transfer of ESYL Shares.

SECTION V
REPRESENTATIONS AND WARRANTIES OF THE FULLCO

The Fullco represents and warrants to ESYL as follows:

5.1 Organization and Qualification. The Fullco is duly incorporated and validly existing under the laws of Hong Kong has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, either (i) have a material adverse effect on the business, assets, financial condition, or prospects of the Fullco, or (ii) materially impair the ability of the Fullco and the Fullco Shareholders each to perform their material obligations under this Agreement (any of such effects or impairments, a "Material Adverse Effect"). The Fullco is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth on Schedule 5.1 is a list of those jurisdictions in which the Fullco presently conducts its business, owns, holds and operates its properties and assets.

5.2 Subsidiaries. Except as set forth in this agreement the Restructuring Agreements, Fullco does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Articles of Association and Governing Rules. The Fullco is not in violation or breach of any of the provisions of the replaceable rules, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4 Authorization and Validity of this Agreement. The recording of the transfer of the Fullco Shares and the delivery of new certificates representing the Fullco Shares registered in the name of ESYL are within the Fullco's corporate powers, have been duly authorized by all necessary corporate action, do not require from the Board or Fullco Shareholders of the Fullco any consent or approval that has not been validly and lawfully obtained, require no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government that has not been validly and lawfully obtained, filed or registered, as the case may be, except for those that, if not obtained or made would not have a Material Adverse Effect.

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5.5 No Violation. None of the execution, delivery or performance by the Fullco of this Agreement or any Transaction Document to which the Fullco is a party, nor the consummation by the Fullco of the transactions contemplated hereby violates any provision of its Organizational Documents, or violates or conflicts with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of imposition of any Lien under, any agreement or instrument to which the Fullco is a party or by which the Fullco is or will be bound or subject, or violate any laws.

5.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by ESYL, ESYL Shareholders and the Fullco Shareholders of the Fullco, this Agreement is and all agreements or instruments contemplated hereby to which the Fullco is a party, have been duly authorized, executed and delivered by the Fullco and are the legal, valid and binding Agreement of the Fullco and is enforceable against the Fullco in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7 Capitalization and Related Matters.

5.7.1 Capitalization. The issued capital stock of the Fullco consists of 65,000,000 common shares. There are no outstanding or authorized options, warrants, calls, subscriptions, rights (including any preemptive rights or rights of first refusal), agreements or commitments of any character obligating the Fullco to issue any ordinary shares or any other capital stock of the Fullco. All issued and outstanding shares of the Fullco's capital stock are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

5.7.2 No Redemption Requirements. Except as set forth in Schedule 5.7.2, there are no outstanding contractual obligations (contingent or otherwise) of the Fullco to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Fullco or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

5.7.3 Duly Authorized. The exchange of the Fullco Shares has been duly authorized by the board of directors of the Fullco.

5.8 Fullco Shareholders. Exhibit B contains a true and complete list of the names and addresses of the record and beneficial holders of all of the outstanding capital

stock of the Fullco. Except as expressly provided in this Agreement, no holder of Fullco Shares or any other security of the Fullco or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Fullco Shareholders of any capital stock of the Fullco affecting the exercise of the voting rights of any such capital stock.

5.9 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of the Fullco have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Material Adverse Effect, the Fullco is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Fullco is a party or by which any of the Fullco's properties, assets or rights are bound or affected. To the knowledge of the Fullco, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Fullco is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Fullco is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Fullco, any event or circumstance relating to the Fullco that materially and adversely affects in any way its business, properties, assets or prospects or that would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Fullco and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Fullco's knowledge, no such Proceeding has been threatened.

5.11 No Brokers or Finders. Except as disclosed in Schedule 5.11, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Fullco for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Fullco will indemnify and hold ESYL harmless against any liability or expense arising out of, or in connection with, any such claim.

5.12 Title to and Condition of Properties. The Fullco owns or holds under valid

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leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Fullco as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on the Fullco.

5.13 Board Recommendation. The Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Fullco Shareholders.

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SECTION VI
REPRESENTATIONS AND WARRANTIES ESYL

ESYL represents and warrants to the Fullco Shareholders and the Fullco as follows:

6.1 Organization and Qualification. ESYL is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. ESYL is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. The SEC Documents set forth a true, correct and complete list of the ESYL's jurisdiction of organization and each other jurisdiction in which ESYL presently conducts its business or owns, holds and operates its properties and assets.

6.2 Subsidiaries. ESYL does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of ESYL have been delivered to the Fullco prior to the execution of this Agreement, and since then no action has been taken to amend or repeal such Organizational Documents. ESYL is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

6.4 Authorization. ESYL has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which ESYL is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which ESYL is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which ESYL is a party. The execution, delivery and performance ESYL of this Agreement and each of the Transaction Documents to which ESYL is a party have been duly authorized by all necessary corporate action and do not require from ESYL Board or the stockholders of ESYL any consent or approval that has not been validly and lawfully obtained. The

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execution, delivery and performance by ESYL of this Agreement and each of the Transaction Documents to which ESYL is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than (a) the Schedule 14(f) Filing, and (b) such other customary filings with the Commission for transactions of the type contemplated by this Agreement.

6.5 <u>No Violation</u>. Neither the execution nor the delivery by ESYL of this Agreement or any Transaction Document to which ESYL is a party, nor the consummation or performance by ESYL of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of ESYL; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which ESYL is a party or by which the properties or assets of ESYL are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which ESYL, or any of the properties or assets owned or used by ESYL, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by ESYL or that otherwise relate to the business of, or any of the properties or assets owned or used by, ESYL, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6 <u>Binding Obligations</u>. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other ESYL, this Agreement and each of the Transaction Documents to which ESYL is a party are duly authorized, executed and delivered by ESYL and constitute legal, valid and binding obligations of ESYL, enforceable against ESYL in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally.

6.7 <u>Securities Laws</u>. Assuming the accuracy of the representations and warranties set forth in Section 4.2 of this Agreement, the issuance of ESYL's Shares pursuant to this Agreement are (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration permit or qualification requirements of all applicable state securities laws, and (c) accomplished in conformity with all other applicable federal and state securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization. The authorized capital stock of ESYL consists of no shares of Preferred Stock and 250,000,000 shares of Common Stock, of which 13,561,100 shares of Common Stock are issued and outstanding immediately prior to the Closing Date. All issued and outstanding shares of ESYL's Common Stock are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, ESYL will have sufficient authorized and unissued Common Stock to consummate the transactions contemplated hereby. Except as disclosed in the SEC Documents, there are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require ESYL to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders' agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of ESYL. The issuance of all of the shares of ESYL's Common Stock described in this Section 6.8.1 have been in compliance with U.S. federal and state securities laws.

6.8.2 No Redemption Requirements. Except as set forth in the SEC Documents, there are no outstanding contractual obligations (contingent or otherwise) of ESYL to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, ESYL or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3 Duly Authorized. The issuance of ESYL's Shares has been duly authorized and, upon delivery to the Fullco Shareholders of certificates therefor in accordance with the terms of this Agreement, ESYL's Shares will have been validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Fullco Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9 Compliance with Laws. Except as would not have a Material Adverse Effect, the business and operations of ESYL have been and are being condutted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, ESYL has not received notice of any violation (or

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any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting such ESYL and, to the knowledge of ESYL, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, ESYL is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of ESYL, any event or circumstance relating to ESYL that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits ESYL from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against ESYL and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of ESYL, no such Proceeding has been threatened.

6.11 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against ESYL for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and ESYL will indemnify and hold the Fullco harmless against any liability or expense arising out of, or in connection with, any such claim.

6.12 Absence of Undisclosed Liabilities. Except as set forth in the SEC Documents, ESYL has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to ESYL) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on ESYL's Balance Sheet. All debts, obligations or liabilities with respect to directors and officers will be cancelled prior to the Closing. ESYL has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since 2003. ESYL's Balance Sheet provides a true and fair view of the assets and liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to ESYL) as of 2003.

6.13 Changes. Except as set forth in the SEC Documents, since 2003:

6.13.1 Ordinary Course of Business. ESYL has conducted its business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

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6.13.2 Adverse Changes. ESYL has not suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

6.13.3 Loans. ESYL has not made any loans or advances to any Person;

6.13.4 Liens. ESYL has not created or permitted to exist any Lien on any material property or asset of ESYL, other than Permitted Liens;

6.13.5 Capital Stock. ESYL has not issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.6 Dividends. ESYL has not declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.7 Material ESYL Contracts. ESYL has not terminated or modified any Material ESYL Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.8 Claims. ESYL has not released, waived or cancelled any claims or rights relating to or affecting ESYL in excess of US $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of US $10,000 in the aggregate;

6.13.9 Discharged Liabilities. ESYL has not paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.10 Indebtedness. ESYL has not created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $10,000 in the aggregate, other than professional fees;

6.13.11 Guarantees. ESYL has not

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guaranteed or endorsed in a material amount any obligation or net worth of any Person;

6.13.12 Acquisitions. ESYL has not acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.13 Accounting. ESYL has not changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

6.13.14 Agreements. ESYL has not, except as set forth in the SEC Documents, entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

6.14 Material ESYL Contracts. Except to the extent filed with the SEC Documents, ESYL has made available to the Fullco, prior to the date of this Agreement, true, correct and complete copies of each written Material ESYL Contract, including but not limited to any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property, together with each amendment, supplement and modification thereto.

6.14.1 No Defaults. Each Material ESYL Contract is a valid and binding agreement of ESYL that is party thereto, and is in full force and effect. Except as would not have a Material Adverse Effect, ESYL is not in breach or default of any Material ESYL Contract to which it is a party and, to the knowledge of ESYL, no other party to any Material ESYL Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material ESYL Contract or (b) permit ESYL or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material ESYL Contract. ESYL has not received notice of the pending or threatened cancellation, revocation or termination of any Material ESYL Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material ESYL Contract.

6.15 Employees.

6.15.1 ESYL has no employees, independent contractors or other Persons providing research or other services to them. Except as would not have a Material Adverse Effect, ESYL is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, occupational safety and health and plant closing. ESYL is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

6.15.2 No director, officer or employee of ESYL is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of ESYL or (b) the ability of ESYL to conduct its business. Except as set forth in the SEC Documents, each employee of ESYL is employed on an at-will basis and ESYL has no contract with any of its employees which would interfere with ESYL's ability to discharge its employees.

6.16 Tax Returns and Audits.

6.16.1 Tax Returns. ESYL has filed all material Tax Returns required to be filed by or on behalf of ESYL and have paid all material Taxes of ESYL required to have been paid (whether or not reflected on any Tax Return). No extensions with respect to such Tax Returns have been requested or granted. Except as set forth in the SEC Documents, (a) no Governmental Authority in any jurisdiction has made a claim, assertion or threat to ESYL that ESYL is or may be subject to taxation by such jurisdiction; (b) there are no Liens with respect to Taxes on ESYL's property or assets other than Permitted Liens; and (c) there are no Tax rulings, requests for rulings, or closing agreements relating to the ESYL for any period (or portion of a period) that would affect any period after the date hereof. No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from ESYL.

6.16.2 No Adjustments, Changes. ESYL nor any other Person on behalf of ESYL (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.16.3 No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of ESYL, nor is any such claim or dispute pending or contemplated. ESYL has delivered to the Fullco true, correct and complete copies of all Tax Returns, if any, examination reports and statements of deficiencies assessed or asserted against or agreed to by ESYL since their inception and any and all correspondence with respect to the foregoing. To the best knowledge of ESYL, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of the ESYL's tax returns.

6.16.4 Not a U.S. Real Property Holding Corporation. ESYL is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

6.16.5 No Tax Allocation, Sharing. ESYL is not a party to any Tax allocation or sharing agreement. Other than with respect to the Tax Group of which ESYL is the common parent, ESYL (a) has been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law), and (b) has any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

6.16.6 No Other Arrangements. ESYL is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. ESYL is not a "consenting corporation" within the meaning of Section 341(f) of the Code. ESYL does not have any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively of the Code. ESYL does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, ESYL has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Fullco is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

6.17 Material Assets. The financial statements of ESYL set forth in the SEC Documents reflect the material properties and assets (real and

personal) owned or leased by ESYL.

6.18 Insurance Coverage. ESYL has made available to the Fullco, prior to the date of this Agreement, true, correct and complete copies of any insurance policies maintained by ESYL on its properties and assets. Except as would not have a Material Adverse Effect, all of such policies (a) taken together, provide adequate insurance coverage for the properties, assets and operations of each ESYL for all risks normally insured against by a Person carrying on the same business as such ESYL, and (b) are sufficient for compliance with all applicable Laws and Material ESYL Contracts. Except as would not have a Material Adverse Effect, all of such policies are valid, outstanding and in full force and effect and, by their express terms, will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth in the SEC Documents, ESYL has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no pending claims with respect to ESYL or its properties or assets under any such insurance policies, and there are no claims as to which the insurers have notified ESYL that they intend to deny liability. There is no existing default under any such insurance policies.

6.19 Litigation: Orders. Except as set forth in the SEC Documents, there is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of ESYL, threatened against or affecting ESYL or ESYL's properties, assets, business or employees. To the knowledge of ESYL, there is no fact that might result in or form the basis for any such Proceeding. ESYL is not subject to any Orders.

6.20 Licenses. Except as would not have a Material Adverse Effect, ESYL possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for ESYL to engage in its business as currently conducted and to permit ESYL to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, "ESYL Permits"). ESYL has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for ESYL to engage in its business as currently conducted and to permit ESYL to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the ESYL Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time):

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(a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any ESYL Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any ESYL Permit. ESYL has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any ESYL Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any ESYL Permit. All applications required to have been filed for the renewal of such Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such ESYL Permits have been duly made on a timely basis with the appropriate Persons. All ESYL Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

6.21 Interested Party Transactions. No officer, director or stockholder of ESYL or any Affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by ESYL, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any ESYL any goods or services; or (2) a beneficial interest in any contract or agreement to which ESYL is a party or by which it may be bound or affected.

6.22 Governmental Inquiries. ESYL has provided to the Fullco a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by ESYL from any Governmental Authority, and ESYL's response thereto, and each material written statement, report or other document filed by ESYL with any Governmental Authority.

6.23 Bank Accounts and Safe Deposit Boxes. ESYL does not use a deposit or financial account, a lock box, or a safety deposit box, in its business as presently conducted.

6.24 Intellectual Property. ESYL does not own, use or license any Intellectual Property in its business as presently conducted, except as set forth in the SEC Documents.

6.25 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, ESYL owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of

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its business as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of ESYL as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

6.26 SEC Documents. ESYL hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the "SEC"), as posted on the SEC's website, www.sec.gov : (collectively, the "SEC Documents"): (a) Registration Statement on Form 10-SB as filed on ______, and all amendments thereto; (b) Annual Report on Form 10-KSB for the fiscal year ended 2003 and any amendments thereto; (c) Quarterly Reports on Form 10-QSB for the periods ended (i) 12/31/02 (ii) 3/31/03, (iii) 6/30/03, and any amendments thereto; and (d) Current Reports on Form 8-K filed in 2007 through the date of Closing. The SEC Documents constitute all of the documents and reports that ESYL was required to file with the SEC pursuant to the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations promulgated thereunder by the SEC since the effectiveness of ESYL's Form 10-SB. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of ESYL included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of ESYL as of the dates thereof and its consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on ESYL, its business, financial condition or results of operations). Except as and to the extent set forth on the consolidated balance sheet of ESYL as of 2003, including the notes thereto, ESYL has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

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6.27 **Financial Statements.**

(a) Included in the SEC Documents are the audited consolidated balance sheet of ESYL as 2003, and the related statement of operations, stockholders' equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Moore & Assoc. ("Moore"), independent auditors (collectively, "ESYL's Audited Financials").

(b) Included in the SEC Documents are the unaudited consolidated balance sheet of ESYL as of 2003, and the related statement of operations, stockholders' equity and cash flows for the three months then ended ("ESYL Interim Financials").

(c) ESYL's Audited Financials and ESYL's Interim Financials (collectively "ESYL's Financial Statements") are (i) in accordance with the books and records of ESYL, (ii) correct and complete, (iii) fairly present the financial position and results of operations of ESYL as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on ESYL, its business, financial condition or results of operations.

6.28 **Stock Option Plans; Employee Benefits.**

6.28.1 ESYL has no stock option plans providing for the grant by ESYL of stock options to directors, officers or employees.

6.28.2 ESYL has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided ESYL.

6.28.3 Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of ESYL, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from ESYL, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of ESYL provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of ESYL.

6.29 Environmental and Safety Matters. Except as set forth in the SEC Documents and except as would not have a Material Adverse Effect:

6.29.1 ESYL has at all time been and is in compliance with all Environmental Laws applicable to ESYL.

6.29.2 There are no Proceedings pending or threatened against ESYL alleging the violation of any Environmental Law or Environmental Permit applicable to ESYL or alleging that ESYL is a potentially responsible party for any environmental site contamination.

6.29.3 Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to ESYL.

6.30 Money Laundering Laws. The operations of ESYL is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "Money Laundering Laws") and no Proceeding involving ESYL with respect to the Money Laundering Laws is pending or, to the knowledge of ESYL, threatened.

6.31 Board Recommendation. ESYL's Company Board, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of ESYL's stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

6.32 Internal Accounting Controls. ESYL maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. ESYL has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for ESYL and designed such

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disclosure controls and procedures to ensure that material information relating to ESYL is made known to the certifying officers by others within those entities, particularly during the period in which ESYL's Form 10-KSB or 10-QSB, as the case may be, is being prepared. ESYL's certifying officers have evaluated the effectiveness of ESYL's controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended 6/30/03 (such date, the "Evaluation Date"). ESYL presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in ESYL's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

6.33 Listing and Maintenance Requirements. ESYL is currently quoted on the Pink Sheets and has not, in the 12 months preceding the date hereof, received any notice from the Pink Sheets or the NASD or any trading market on which ESYL's common stock is or has been listed or quoted to the effect that ESYL is not in compliance with the quoting, listing or maintenance requirements of the Pink Sheets or such other trading market. ESYL is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

6.34 Application of Takeover Protections. ESYL and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the ESYL's certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Fullco or the Fullco Shareholders as a result of the transactions under this Agreement or the exercise of any rights by the Fullco or the Fullco Shareholders pursuant to this Agreement.

6.35 No SEC or NASD Inquiries. Neither ESYL nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

6.36 Disclosure. The representations and warranties and statements of fact made by ESYL in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

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SECTION VII
COVENANTS OF ESYL

7.1 Rule 144 Reporting. Subject to ESYL Shareholders not being in material breach of the warranties and representations in Section 6, with a view to making available to ESYL's stockholders the benefit of certain rules and regulations of the Commission

7.2 which may permit the sale of ESYL Common Stock to the public without registration, from and after the Closing Date, ESYL agrees to:

7.1.1 Make and keep public information available, as those terms are understood and defined in Rule 144; and

7.1.2 File with the Commission, in a timely manner, all reports and other documents required of ESYL under the Exchange Act.

7.2 SEC Documents. From and after the Closing Date, in the event the Commission notifies ESYL of its intent to review any SEC Document filed prior to the Closing Date or ESYL receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date, ESYL shall promptly notify ESYL prior officers and ESYL prior officers shall fully cooperate with ESYL.

7.3 Extraordinary Events Regarding Common Stock. ESYL agrees and covenants that it shall not, within the six months following the date hereof (a) issue additional shares of the Common Stock at less than 50% of the market value, or as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of the Common Stock in a manner that results in fewer than 103,000,000 shares of stock issued and outstanding.

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SECTION VIII
CONDITIONS PRECEDENT OF ESYL

ESYL's obligation to acquire the Fullco Shares and to take the other actions required to be taken by ESYL at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by ESYL, in whole or in part):

8.1 Accuracy of Representations. The representations and warranties of the Fullco and the Fullco Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Fullco and the Fullco Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

8.2 Performance by the Fullco and Fullco Shareholders.

8.2.1 All of the covenants and obligations that the Fullco and Fulloo Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

8.2.2 Each document required to be delivered by the Fullco and the Fullco Shareholders pursuant to this Agreement must have been delivered.

8.3 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of any Acquired Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

8.4 Certificate of Officer. The Fullco will have delivered to ESYL a certificate executed by an officer of the Fullco, certifying the satisfaction of the conditions specified in Sections 8.1, 8.2, and 8.3.

8.5 Certificate of Fullco Shareholders. Each Fullco Shareholder will have delivered to ESYL a certificate executed by such Fullco Shareholder, if a natural

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person, or an authorized officer of the Fullco Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 8.1 and 8.2.

8.6 Consents .

8.6.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Fullco and/or the Fullco Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Fullco or the Fullco Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Fullco or ESYL.

8.6.2 Without limiting the foregoing, the Schedule 14(f) Filing shall have been mailed to the stockholders of ESYL not less than ten (10) days prior to the Closing Date. No Proceeding occasioned by the Section 14(f) Filing shall have been initiated or threatened by the Commission (which Proceeding remains unresolved as of the Closing Date).

8.7 Documents . The Fullco and the Fullco Shareholders must deliver to ESYL at the Closing (i) share certificates evidencing the number of Fullco Shares held by each Fullco Shareholder (as set forth in Exhibit A), along with executed share transfer forms transferring such Fullco Shares to ESYL together with a certified copy of a board resolution of the Fullco approving the registration of the transfer of such shares to ESYL (subject to Closing and payment of stamp duty), (ii) each of the Transaction Documents to which the Fullco and/or the Fullco Shareholders is a party, duly executed, (iii) and such other documents as ESYL may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Fullco and the Fullco Shareholders pursuant to Section 8.1, (B) evidencing the performance of, or compliance by the Fullco and the Fullco Shareholders with, any covenant or obligation required to be performed or complied with by the Fullco or the Fullco Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Section, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

8.8 No Proceedings . There must not have been commenced or threatened against the ESYL, the Fullco or any Fullco Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

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8.9 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Fullco Shares or any other stock, voting, equity, or ownership interest in, the Fullco, or (b) is entitled to all or any portion of ESYL Shares.

SECTION IX
CONDITIONS PRECEDENT OF THE COMPANY AND THE SHAREHOLDERS

The Fullco Shareholders' obligation to transfer the Fullco Shares and the obligations of the Fullco to take the other actions required to be taken by the Fullco in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Fullco and the Fullco Shareholders jointly, in whole or in part):

9.1 Board Resignations. The board of directors of ESYL shall have received, and there shall be in effect, written resignations of all officers and directors of ESYL (who were officers and directors immediately prior to the Closing Date) which shall be in effect as of the Closing Date, and board resolutions duly appointing, effective as of the Closing Date (and immediately prior to such resignations), the following individual(s) to the positions with ESYL listed opposite their names below:

Appointee	Position
Wang Wen'geng	Director

9.2 Accuracy of Representations. The representations and warranties of ESYL and ESYL Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of ESYL and ESYL Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

9.3 Performance by ESYL.

9.3.1 All of the covenants and obligations that ESYL and ESYL Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

9.3.2 Each document required to be delivered by ESYL and ESYL Shareholders pursuant to this Agreement must have been delivered.

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9.4 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of ESYL, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.5 Certificate of Officer. ESYL will have delivered to the Fullco a certificate, dated the Closing Date, executed by an officer of ESYL, certifying the satisfaction of the conditions specified in Sections 9.2, 9.3, and 9.4.

9.6 Certificate of ESYL Shareholders. ESYL Shareholders will have delivered to the Fullco a certificate, dated the Closing Date, executed by such ESYL Shareholder, if a natural person or an authorized officer of the ESYL Shareholder, if an entity, certifying the satisfaction of the conditions specified in Sections 9.2 and 9.3.

9.7 Consents.

9.7.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ESYL for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by ESYL, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Fullco or ESYL.

9.7.2 Without limiting the foregoing, the Schedule 14(f) Filing shall have been mailed to the stockholders of ESYL not less than ten (10) days prior to the Closing Date. No Proceeding occasioned by the Section 14(f) Filing shall have been initiated or threatened by the Commission (which Proceeding remains unresolved as of the Closing Date).

9.8 Documents. ESYL must have caused the following documents to be delivered to the Fullco and/or the Fullco Shareholders:

9.8.1 share certificates evidencing each Fullco Shareholder's pro rata share of the Closing ESYL Shares (as set forth in Exhibit B);

9.8.2 a Secretary's Certificate, dated the Closing Date certifying attached copies of (A) the Organizational Documents of ESYL, (B) the resolutions of the ESYL Company Board approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of ESYL signing this Agreement and any other agreement or instrument contemplated hereby to which ESYL is

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9.8.3 a Certificate of Good Standing of ESYL;

9.8.4 each of the Transaction Documents to which ESYL is a party, duly executed; and

9.8.5 such other documents as the Fullco may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of ESYL pursuant to Section 9.1, (ii) evidencing the performance by ESYL of, or the compliance by ESYL with, any covenant or obligation required to be performed or complied with by ESYL, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

9.9 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against ESYL, the Fullco or any Fullco Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

9.10 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person any claim asserting that such Person is the holder of, or has the right to acquire or to obtain beneficial ownership of ESYL Common Stock or any other stock, voting, equity, or ownership interest in, ESYL.

9.11 Bank Accounts. The ~~Fullco~~ ESYL shall transfer the authorization signatories for its bank accounts to Fullco as authorized signatory of such accounts if possible.

9.12 SEC Filings. At the Closing, ESYL will be current in all SEC filings required by it to be filed, as of the Closing date.

9.13 Assets and Liabilities. At the Closing, ESYL shall have no material assets or liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition.

9.14 Due Diligence. The Fullco shall have delivered a written notice prior to or at Closing stating that it is fully satisfied with and has completed its due diligence review of ESYL.

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SECTION X
INDEMNIFICATION; REMEDIES

10.1 <u>ESYL Stockholders Indemnification</u>. For a period of two years after the Closing, ESYL Stockholders (each an "Indemnifying Party") each agree to indemnify the Fullco, the Fullco Shareholders and each of the officers, agents and directors of the Fullco or the Fullco Shareholders against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an "Indemnified Party") to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by ESYL and/or ESYL Shareholders in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of ESYL held prior to the Closing date; or (B) the operations of ESYL conducted prior to the Closing Date (the "ESYL Stockholders Indemnification").

10.2 <u>Indemnification Procedures</u>. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Section 10 for any settlement by an Indemnified Party effected without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party's indemnification pursuant to this Section 10.

10.3 <u>Survival</u>. All representations, warranties, covenants, and obligations in this Agreement shall expire on the second (2nd) anniversary of the date this Agreement is executed (the "Survival Period"). The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy

of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.4 Limitations on Amount of Indemnification. No Indemnified Party shall be entitled to indemnification pursuant to Section 10.1, unless and until the aggregate amount of Damages to all Indemnified Parties with respect to such matters under Section 10.1 exceeds US $50,000, at which time, the Indemnified Parties shall be entitled to indemnification for the total amount of such Damages in excess of US $50,000.

10.5 Determining Damages. Materiality qualifications to the representations and warranties of ESYL and ESYL Shareholders shall not be taken into account in determining the amount of Damages occasioned by a breach of any such representation and warranty for purposes of determining whether the basket set forth in Section 10.4 has been met.

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SECTION XI
GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Public Announcements. ESYL shall promptly, but no later than three (3) days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby. Prior to the Closing Date, the Fullco and ESYL shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

11.3 Confidentiality.

11.3.1 Subsequent to the date of this Agreement, ESYL, ESYL's Shareholders, the Fullco Shareholders and the Fullco will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

11.3.2 In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 11.3.1, the party requested or required to

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make the disclosure (the "disclosing party") shall provide the party that provided such information (the "providing party") with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party's information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party's information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party's information.

11.3.3 If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by written notice to the other parties):

If to ESYL:	*with an additional copy to*:
FLETCHER A. ROBBE	
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
If to Fullco:	*with a copy to*:
Attention:	
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

11.5 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City and County Los Angeles, State of California in accordance with the rules of the American Arbitration Association then in effect.

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Judgment may be entered on the arbitration award in any court having jurisdiction.

11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

11.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 7.1 and Section 10.1, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

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11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.12 Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.14 Costs. The parties acknowledge that the Fullco is responsible for all costs, expenses, fees and charges of ESYL in relation to this Agreement.

王文庚印

[Signature Pages Follow]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Share Exchange as of the date first written above.

ESYL:

Easy Groups Limited.

By: [signature]

Name: Reed Bensen

Title: President

Fullco:

Fullco (Hong Kong) Industrial Limited

By: [signature]

Name: Wang Wen'geng

Title: President

April 24, 2007

For and on behalf of
FULLCO INDUSTRIAL LIMITED

.... Authorized Signature(s)